Exhibit 10.4

LEASE AGREEMENT

BETWEEN

GUION ROAD VENTURE, LLC

a Delaware limited liability company,

as Landlord

and

NORTH AMERICA PACKAGING CORPORATION

a Delaware corporation,

as Tenant

Address of Premises:

6045 Guion Road, Indianapolis, Indiana 46254

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”), dated as of the      day of February 2009 (the “Effective Date”), is made and entered into between GUION ROAD VENTURE, LLC, a Delaware limited liability company (“Landlord”), having an address at 111 E. Wacker Drive, 9th Floor, Chicago, IL 60601 and NORTH AMERICA PACKAGING CORPORATION, a Delaware corporation (together with its successors and assigns, herein called “Tenant”), having an address at 4101 Lake Boone Trail, Suite 201 Raleigh, NC 27607.

Landlord and Tenant are currently parties to that certain Industrial Lease Agreement dated November 1, 1999 pursuant to which Landlord leases the Premises to Tenant (the “1999 Lease”). Landlord and Tenant hereby acknowledge and agree that the 1999 Lease shall remain in full force and effect and shall govern all of Landlord and Tenant’s rights and obligations with respect to Premises (as defined below) until the 1999 Lease expires at midnight on October 31, 2009. Upon such expiration, the terms and conditions of this Lease shall become fully operative and shall govern all rights and responsibilities of Landlord and Tenant relating to the Premises as set forth below.

ARTICLE 1.

1.1	Lease of Premises: Title and Condition.

(a) In consideration of the rents and covenants herein stipulated to be paid and performed by Tenant and upon the terms and conditions herein specified, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises (the “Premises”) consisting of:

(i) those certain parcels of land being commonly known as 6045-6047 Guion Road, Indianapolis, Indiana 46254 and more particularly described on Schedule A, attached hereto and made a part hereof (collectively, the “Land”); and

(ii) all buildings located on the Land, together with all machinery, apparatus, equipment, fittings and appliances that are owned by Landlord and attached to the buildings or Land (collectively, the “Improvements”).

(b) Landlord covenants and warrants that Landlord is the owner the Premises and has the full and unrestricted right to execute this Lease and to the lease the Premises to Tenant, subject only to (i) the matters set forth on Schedule A-l attached hereto and made a part hereof (the “Permitted Exceptions”), and (ii) all applicable zoning rules, resolutions, ordinances and governmental regulations now or hereafter in effect (the “Legal Requirements”) (as defined herein).

(c) Tenant has examined the Premises and has found all of the same satisfactory for all purposes. Tenant acknowledges that Tenant is fully familiar with the physical condition of the Premises and that, except as otherwise expressly provided herein, the Landlord makes no representation or warranty, express or implied, with respect to same. THE LEASE OF THE PREMISES IS ON AN “AS IS” BASIS, IT BEING AGREED THAT TENANT WILL LEASE THE PREMISES IN THEIR PRESENT CONDITION, WITH ALL FAULTS AND,

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, LANDLORD HEREBY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE RELATIVE TO THE PREMISES OR ANY COMPONENT PART THEREOF. TENANT ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) VALUE, (v) COMPLIANCE WITH SPECIFICATIONS, (vi) LOCATION, (vii) USE, (viii) CONDITION, (ix) MERCHANTABILITY, (x) QUALITY, (xi) DESCRIPTION, (xii) DURABILITY, (xiii) OPERATION, (xiv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xv) COMPLIANCE OF THE PREMISES WITH ANY LAW OR LEGAL REQUIREMENT. TENANT ACKNOWLEDGES THAT THE PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. THE PROVISIONS OF THIS SECTION 1.1 (c) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITH RESPECT TO ANY OF THE PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

1.2	Use.

(a) Tenant may use the Premises for any Permitted Use (defined hereinafter). “Permitted Use” shall mean the use of the Premises as facility for the storage and manufacturing of plastic containers (including office operations of Tenant and/or its affiliates) or any other lawful use that is not a Prohibited Use (as defined hereinafter). As used herein, “Prohibited Use” means a use of all or a portion of the Premises for any of the following: (i) any nightclub, bar or discotheque; (ii) any adult bookstore or video shop, nude or semi-nude or “adult” entertainment establishment or any lewd, obscene or pornographic purpose; (iii) any store in which a material portion of the inventory is not available for sale or rental to children under 18 years of age because such inventory explicitly deals with, relates to, or depicts human sexuality, or in which any of the inventory constitutes drug paraphernalia of the kind associated with or sold by so-called “head shops”; (iv) any dumping, disposing, incineration or reduction of garbage (exclusive of appropriately screened dumpsters and/or recycling bins and garbage disposal in the ordinary course of business); (v) any mortuary; (vi) any gas station; (vii) any central laundry or dry cleaning plant or laundromat; (viii) any automobile, truck, trailer or RV sales, leasing, display or repair; (ix) any gambling or off-track betting operation; or any massage parlor or carnival. Landlord and its agents and designees may enter upon and examine the Premises at reasonable times with reasonable advance notice and show the Premises to prospective purchasers, mortgagees or tenants as long as such examination or showing shall not unreasonably interfere with the business operations of Tenant on the Premises. In no event shall the Premises or any portion thereof be used for any purpose other than a Permitted Use. Tenant shall not use, occupy or permit the Premises to be used or occupied, nor do or permit anything to be done in or on the Premises in a manner that would (i) violate any certificate of occupancy or equivalent certificate affecting the Premises or violate any zoning or other law, ordinance or regulation governing the Premises or (ii) constitute a public or private nuisance or waste.

(b) Landlord hereby covenants that, so long as Tenant is not then in default of its obligations under this Lease beyond any applicable notice and cure periods, then Tenant shall peaceably hold and quietly enjoy the Premises subject to the terms of this Lease without interruption by Landlord, or any person, firm or corporation claiming by or through Landlord, including, without limitation, any of Landlord’s (or its successors’) Lenders. The terms “Lender” or “Lenders” shall mean the holder or holders of any deeds to secure debt, mortgages, deeds of trust, indentures or similar other security instruments conveying a lien upon or security title to the Premises (or any portions thereof or interest or estates therein) (a “Mortgage”).

1.3	Lease Term.

(a) Initial Term. The “Initial Term” of this Lease shall be for a period of ten (10) years commencing as November 1, 2009 (the “Commencement Date”), and shall expire on the last day of the last month of the tenth (10th) year following the Commencement Date (the “Expiration Date”), unless terminated sooner or extended as provided in this Lease, each successive twelve (12) month increment thereof being sometimes referred to herein as a “Lease Year”.

(b) Renewal Term. Landlord hereby grants to Tenant the option to extend the Term of this Agreement (the “Renewal Option”) for two (2) successive renewal terms of five (5) years (each a “Renewal Term”). In order to exercise the Renewal Option, Tenant must not be in default beyond applicable notice and cure periods hereunder and must give Landlord written notice thereof not less than two hundred seventy (270) days prior to the Expiration Date of the Initial Term or each Renewal Term, as the case may be. Each Renewal Term will be upon all terms, provisions and conditions as contained in this Lease, except that Basic Rent (as hereinafter defined) during each Renewal Term shall be set forth as provided in Section 1.4 herein.

(c) Lease Term. The Initial Term and the Renewal Term(s), if any, are sometimes referred to together hereinafter as the “Lease Term” or “Term”.

1.4	Rent.

(a) Tenant shall pay Landlord in advance the Basic Monthly Rent (defined hereinafter) commencing on the first day of November, 2009 and, thereafter, on or before the first day of each succeeding calendar month (the “Payment Dates”). Basic Monthly Rent shall be paid to Landlord at the address set forth in this Lease or to such other address as Landlord from time to time may designate to Tenant in writing. “Basic Monthly Rent” shall mean an amount equal to l/12th of the applicable Basic Rent set forth in Section 1.4(b) herein. If any Payment Date falls due on a day that is not a Business Day, the Basic Monthly Rent due and payable on such date shall be due and payable on the next succeeding Business Day without interest or penalty if paid on such succeeding Business Day. A “Business Day” is defined as any day other than a Saturday or Sunday or other day on which the banks in New York, New York are authorized or required to be closed.

(b) Basic Rent for the Initial Term shall be as follows: $269,280.00 for the first Lease Year commencing on November 1, 2009; thereafter, on November 1 of each Lease Year, the Basic Rent shall be increased by 1.5% over the Basic Rent for the previous Lease Year.

(c) All taxes, costs, expenses and other amounts that Tenant is required to pay pursuant to this Lease (other than Basic Rent), together with every fine, penalty, interest and cost that may be added for non-payment or late payment thereof, shall constitute additional rent (“Additional Rent”). Basic Rent and Additional Rent are referred to collectively herein as “Rent”. If Tenant shall fail to pay any such Additional Rent within ten (10) days of receipt of written notice from Landlord that such amounts are due and owing (except that no such written notice shall be required for failure to pay Additional Rent consisting of insurance premiums, real estate taxes and other Impositions (defined hereinafter) that are billed directly to Tenant), Landlord shall have the right to pay the same on behalf of Tenant. In such event, Tenant shall pay to Landlord interest at a rate equal to five percent (5%) per annum on all overdue or Additional Rent, in each case paid by Landlord on behalf of Tenant, from the date of payment by Landlord until repaid by Tenant. Except as expressly provided herein, Tenant shall perform all of its obligations under this Lease at its sole cost and expense. Except as expressly provided herein, Tenant shall pay all Rent when due and payable, without offset, notice or demand.

(d) After the date all or any portion of any installment of Basic Monthly Rent is due and not paid within five (5) days after the due date thereof, Tenant shall pay Landlord an amount equal to five percent (5%) per annum of the amount of such unpaid installment or portion thereof.

(e) The Basic Rent payable during the first Lease Year for each Renewal Term shall be the “Market Rental Rate” determined as follows:

(i) The “Market Rental Rate” shall mean 95% of the base rental rate then in effect for similar industrial space for similar uses in comparable buildings located in the immediate vicinity of the Premises, as such Market Rental Rate shall be determined by Landlord or by “appraisal” (as hereinafter provided). In all cases, the Market Rental Rate shall be determined after taking into account relevant differences between this Lease and the comparison leases, such as (without limitation), differences in the amenities or services being provided by Landlord, any economic incentives (such as free rent periods or allowances for tenant improvements), length of term, and size, location and condition of the premises including tenant improvement allowances or concessions being offered by comparable buildings and brokerage fees or transaction fees being offered by comparable buildings, recognizing the automatic annual 1.5% increase of Basic Rent during the Term and Tenant’s additional obligations to pay the Impositions and Additional Rent pursuant to the terms of this Lease.

(ii) Within thirty (30) days after receipt of Tenant’s notice of its exercise of its Renewal Option with respect to each Renewal Term, Landlord shall advise Tenant of Landlord’s determination of the Market Rental Rate. If Landlord and Tenant are unable to agree upon the Market Rental Rate within thirty (30) days of Tenant’s receipt of Landlord’s determination (the “Negotiating Period”). Tenant shall have the right by notice to Landlord within ten (10) days thereafter to revoke its exercise of the Renewal Option. If Tenant does not revoke its exercise of the Renewal Option as set forth in the previous sentence, the parties shall submit the determination of the Market Rental Rate to appraisal in the manner hereinafter set forth. If the parties agree on the Market Rental Rate during the Negotiating Period, they shall immediately execute an amendment to the Lease stating the agreed upon Basic Rent.

If the appraisal process is instituted by the parties, Landlord and Tenant agree to cooperate in such effort so that the determination of the Market Rental Rate can be completed no later than sixty (60) days prior to the commencement date of the Renewal Term, as applicable.

The appraisal process shall be conducted in the following manner: Within twenty (20) days after the Negotiating Period, Landlord and Tenant shall each provide the other with the name and respective qualifications of an appraiser who meets the “Appraiser Qualifications” (as defined below). The parties shall each pay the fees and costs of the appraiser appointed by it. If either party fails to timely appoint an appraiser, then the single appraiser appointed by the other party shall proceed to make the Market Rental Rate.

Within ten (10) days following the selection of the appraisers, Landlord and Tenant shall each notify the other and the appraisers, in writing, of their determination of the Market Rental Rate. Within fourteen (14) days thereafter, the appraisers shall complete their written determination of the Market Rental Rate and furnish the same to Landlord and Tenant. If the valuations vary by ten percent (10%) or less of the higher value, the Market Rental Rate shall be the average of the two valuations. If the valuations vary by more than ten percent (10%) of the higher value, the two appraisers shall, within ten (10) days after submission of the last appraisal report, appoint a third disinterested appraiser who shall meet the Appraiser Qualifications. Such third appraiser shall, within fifteen (15) days after appointment, make a determination of Market Rental Rate by selecting one of the valuations submitted by the first two appraisers. Landlord and Tenant shall split the cost of the third appraiser equally.

If the Basic Rent for the initial year of any Renewal Term is not determined before the commencement of that Renewal Term, Tenant shall continue to pay Basic Monthly Rent in the same amount paid during the last month of the Initial Term or the previous Renewal Term, as applicable, until the Basic Rent is determined pursuant to the appraisal process described above. Tenant shall pay the difference, if any, in the Basic Rent paid and the Basic Rent due in the Renewal Term within ten (10) days of receipt of the determination from Landlord. Similarly, Landlord shall credit through rent abatement any difference in the Basic Rent paid and Basic Rent due in the Renewal Term if the Market Rental Rate is less than the Basic Rent paid by Tenant during the immediately preceding Lease Year. Landlord and Tenant agree to diligently pursue any such appraisal process. As used herein, “Appraiser Qualifications” shall mean an MAI appraiser or real estate broker currently holding a valid and active real estate brokerage license pursuant to the laws of the State of Indiana and with experience in commercial and industrial leases, including at least ten (10) years’ experience in appraising and/or leasing such properties within the immediate vicinity of the Premises.

(f) The Market Rental Rate, as defined above, shall be the Basic Rent payable during the first Lease Year of each Renewal Term, as applicable. For each Lease Year thereafter, during a Renewal Term, on November 1 of each Lease Year, the Basic Rent shall be increased by one and one-half percent (1.5%) over the Basic Rent for the previous Lease Year.

ARTICLE 2.

2.1	Net Lease.

(a) This Lease is a modified net lease. All costs, expenses and obligations of every kind and nature whatsoever relating to Tenant’s operations at the Premises that may arise or become due and payable with respect to the period that ends on the expiration or earlier termination of the Lease Term in accordance with the provisions hereof (whether or not the same shall become payable during the Lease Term or thereafter) shall be paid by Tenant except as otherwise expressly provided herein. It is the purpose and intention of the parties to this Lease that the Rent due to Landlord hereunder shall be absolutely net to Landlord, except as otherwise expressly provided herein, and that this Lease shall yield, net to Landlord, the Basic Rent and Additional Rent payable to Landlord provided in this Lease. The parties intend that the obligations of Tenant hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease.

2.2	Taxes and Assessments; Compliance with Law: Tenant Improvement Allowance.

(a) Subject to the terms of Section 2.6 below, Tenant shall pay, or cause to be paid, prior to delinquency, all “Impositions”, which are defined as: (i) all taxes, assessments, levies, fees, water and sewer and all other governmental charges, which are at any time assessed against the Premises and “Tenant’s Personal Property” (as defined below), and (ii) all charges for utilities serving the Premises. Tenant shall not be required to pay any franchise, estate, inheritance, corporate, transfer, net income or similar tax of Landlord or any gross receipts, income, revenue or profits tax of Landlord based on its income or revenues. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord proof of payment with respect to real estate taxes within thirty (30) days following the last day that payment of such taxes may be made without penalty or, if earlier, thirty (30) days following the date of actual payment. Within thirty (30) days after Landlord’s request therefor, Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority, and (2) receipts for payment of all other Impositions. Landlord represents to Tenant that the Premises are separately assessed for real property tax purposes and that the tax identification number of the Premises is Parcel No. 6003254. “Tenant’s Personal Property” shall mean any and all inventory, trade fixtures, machinery, equipment and other personal property used and useful in Tenant’s business owned by Tenant or third parties, other than the Improvements.

(b) During the Lease Term, and subject to the terms of Section 2.6 below, Tenant shall comply with and shall cause any subtenant to comply with all Legal Requirements. Landlord shall, at Tenant’s expense, cooperate with Tenant in complying with all Legal Requirements. Notwithstanding the foregoing, Tenant’s obligations with respect to Environmental Laws (defined hereinafter) are addressed exclusively in Article 7 of this Lease.

2.3 Liens. Tenant will not create or permit, and will promptly remove and discharge (by filing the required bonds or satisfying the lien in full) within thirty (30) calendar days of Tenant’s knowledge thereof, any charge, lien, security interest or encumbrance upon the Premises or any Basic Rent, or Additional Rent that arise by, through or under Tenant during the Term for any reason, including all liens that arise out of the possession, use, occupancy, construction, repair or rebuilding of the Premises by Tenant or by reason of labor or materials furnished or claimed to have been furnished to Tenant or for the Premises, but not including (a) the Permitted Exceptions, (b) any mortgage, charge, lien, security interest or encumbrance created by, resulting from any act of, or joined in by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, and (d) liens for taxes and assessments not yet due and payable by Tenant pursuant to Section 2.2(a) above.

2.4	Indemnification.

(a) Tenant shall defend all actions against Landlord, Lender and any manager, owner, beneficial owner, partner, member, officer, director or shareholder of Landlord or Lender, and of any of Landlord’s partners or members, together with their respective successors and assigns (herein, collectively, “Landlord Indemnified Parties”) with respect to, and shall pay, protect, indemnify, defend and save harmless the Landlord Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from injury to persons or property in or on the Premises arising from the negligence or willful misconduct of Tenant, its agents, contractors, invitees or employees in connection with the occupation, use, possession, conduct or management of the Premises.

(b) Landlord shall defend all actions against Tenant, and any manager, owner, beneficial owner, partner, member, officer, director or shareholder of Tenant, and of any of Tenant’s partners or members, together with their respective successors and assigns (herein, collectively, “Tenant Indemnified Parties”) with respect to, and shall pay, protect, indemnify, defend and save harmless the Tenant Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from injury to persons or property in or on the Premises arising from the negligence or willful misconduct of Landlord, its agents, contractors, invitees or employees in connection with the occupation, use, possession, conduct or management of the Premises by Landlord.

(c) The indemnification provisions in this Section 2.4 shall survive any expiration or termination of this Lease for a period of two (2) years.

2.5	Maintenance and Repair.

(a) Tenant acknowledges that it has received the Premises in good order and repair. Except as otherwise expressly set forth in this Lease, Tenant, at its own expense, will maintain all parts of the Premises in good repair and condition, ordinary wear and tear, and loss by casualty or condemnation excepted.

(b) Landlord shall, at its expense, be responsible for all building mechanical and HVAC systems to the extent that any repairs and replacements thereto exceed the sum of $500.00 per Lease Year (Tenant shall be responsible for the first $500.00 per Lease Year); provided that, Tenant shall, at Tenant’s expense, enter into a preventative maintenance and service contract with a reputable service provider for maintenance of the HVAC. Notwithstanding anything in this Lease to the contrary, Landlord shall, at its expense, also be responsible for the repair and replacement of the foundation, exterior and interior load-bearing walls and roof structure, including, but not limited to, the roof deck and membrane (collectively, “structural components”); provided that, Tenant shall be responsible for the repair and/or replacement of the building mechanical and HVAC systems and the structural components if, and to the extent, that the need for such repairs or replacements arises directly from any act or omission, misuse or neglect of Tenant, and any of its subtenants, or others entering onto the Premises by any act or omission of Tenant or any subtenant.

2.6 Permitted Contests. Tenant shall have the right, at Tenant’s expense and only if no event of default has occurred and is continuing beyond applicable notice and cure periods (“Event of Default”), to contest the existence, amount or validity of any Imposition, lien, encumbrance or Legal Requirement and to seek zoning changes, special permits (or amendments thereto) and similar relief for the Premises as necessary or appropriate to ensure Tenant’s Permitted Use of the Premises consistent with this Lease, by appropriate proceedings diligently pursued, and provided that failing to pay such Imposition, lien or encumbrance, performing such Legal Requirement or exercising such rights will not: (1) subject Landlord to criminal penalties or fines or prosecution for a crime; (2) subject the Premises or any part thereof to being condemned, vacated, or forfeited; or (3) affect the payment of the Basic Rent or Additional Rent; provided, further, that prior to the date on which such Imposition or charge would otherwise have become delinquent Tenant shall have given Landlord prior notice of such contest. Landlord, at the expense of Tenant, shall reasonably cooperate with Tenant in connection with Tenant’s exercise of the rights set forth herein, including, but not limited to, executing any documents or pleadings legally required or necessary for any such contest.

ARTICLE 3.

3.1 Casualty. In the event of total or partial destruction of the Premises by fire or other casualty, Landlord agrees promptly to restore and repair same. Notwithstanding the foregoing, if the Premises are (a) so destroyed that they cannot be repaired or rebuilt within two hundred ten (210) days from the casualty date; or (b) destroyed by a casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises, or such damage occurs during the last two (2) years of the Term; then, in case of a clause (a) casualty, either Landlord or Tenant may, or, in the case of a clause (b) casualty, then

Landlord may, upon thirty (30) days’ written notice to the other party, terminate this Lease with respect to matters thereafter accruing.

3.2 Eminent Domain. If all or any substantial part of the Premises shall be acquired by the exercise of eminent domain, so that the Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken (the “ending date”) and any prepaid rent will be appropriately prorated to the ending date. If, after a taking, so much of the Premises can be used for substantially the same purposes for which they were used immediately before the taking, then rent shall be proportionately allocated beginning on the day after the ending date. All damages awarded shall belong to Landlord; provided, however, that Tenant may prosecute its own claim by separate proceeding against the condemning authority for damages legally due to its (such as loss of fixtures that Tenant was entitled to remove and moving expenses) only so long as Tenant’s removal dues not diminish or adversely affect Landlord’s award.

3.3. Abatement of Rent for Untenantability. In the event all or any part of the Premises is rendered untenantable because of damage by fire or other casualty and such damage shall not have been due to the fault or neglect of Tenant, Basic Rent payable by the Tenant shall abate during the period in which the Premises or any portion thereof is untenantable. Basic Rent so abated shall be computed on a per diem basis and shall be that portion of the then current per diem Basic Rent for the entire Premises which the area of the part of the Premises rendered untentable bears to the area of the entire Premises.

3.4	Insurance.

(a). Insurance to be Maintained by Landlord. Landlord shall maintain (i) “all-risk” property insurance covering the Premises (at its full replacement cost), but excluding Tenant’s Personal Property, and (ii) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Premises and otherwise resulting from any acts and operations of Landlord, its agents, invitees and employees, and (iii) rent loss insurance, all of the above with limits that are required by any Lender(s) of Landlord, or as are otherwise reasonably determined by Landlord. With respect to items (i) and (ii), Tenant shall be named as an additional insured; upon request of Tenant, Landlord shall provide Tenant with Certificate of Insurance evidencing coverage under this Section 3.4 (a).

(b) Liability Insurance. Tenant shall purchase, at its own expense, and keep in force during this Lease a policy or policies of (i) commercial general liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence and $5,000,000.00 annual general aggregate per location, which limits may be satisfied by any combination of primary and excess or umbrella policies, and comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises and (ii) “all risk” property insurance covering Tenant’s Personal Property (and damage to other property resulting from any acts or operations of Tenant). Said policies shall (a) name Landlord, Agent, and any party holding an interest to which this Lease may be subordinated, as additional insureds; (b) be issued by an insurance company with a Best rating of A-X or better and otherwise reasonably acceptable to Landlord and licensed to do business in the state in which the Premise is located; (c) provide that said insurance shall not be canceled or materially modified unless 30 days’ prior written notice shall have been given to Landlord; (d) provide coverage on an occurrence basis; (e) provide coverage for the indemnity obligations of Tenant under the Lease; (f) contain a severability of insured parties provisions and a cross liability endorsement; (g) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; (h) include a hostile fire endorsement; and (i) otherwise be in such form and include such coverages as Landlord may reasonably require. Said policy or policies or, at Landlord’s option, Certificate of Insurance, in a form reasonably acceptable to Landlord, evidencing said policies, shall be delivered to Landlord by Tenant upon commencement of the Lease and renewals thereof shall be delivered at least 30 days prior to the expiration of said insurance.

(c) Waiver of Subrogation. To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for (a) damages to property; (b) damages to the Premise or any part thereof; or (c) claims arising by reason of the foregoing, to the extent such damages and claims are insured against or required to be insured against by Landlord or Tenant under this Lease. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims that might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

(d) Payment of Insurance Premiums. Tenant shall also pay, as Additional Rent and in accordance with the requirements of Section 3.7(e), all premiums for all insurance coverage provided by Landlord and relating to the Premises, including, but not limited to, premiums for casualty, liability, boiler and flood (“Insurance Premiums”). Tenant’s obligations for Insurance Premiums shall commence to accrue upon the Effective Date and shall be payable hereunder for the Lease Years in which the Term begins and ends and shall be prorated to correspond to that portion of the Lease Years occurring within the Term. The Insurance Premiums due and payable hereunder shall be adjusted upon receipt of the actual bills therefore and the obligations under this Section 3.7 shall survive the termination or expiration of this Lease. Following the end of each Lease Year, Landlord shall provide Tenant with written notice (the “Landlord’s Notice”) of the actual Insurance Premiums due and payable by Tenant pursuant to the terms hereof. Within thirty (30) days following receipt of Landlord’s Notice, and upon reasonable prior written notice to Landlord (but no more than one time per Lease Year), Tenant shall have the right, at Tenant’s expense and during Landlord’s normal business hours, to inspect Landlord’s books and records showing such Insurance Premiums; provided, however that the foregoing shall not relieve Tenant of payment any deficiency shown by Landlord’s Notice within thirty (30) days after received thereof. Unless Tenant shall by notice to Landlord within such thirty (30) day period, take exception to any item in Landlord’s Notice, the Landlord’s Notice shall be conclusively binding and shall not be contestable by Tenant. In the event Tenant’s review of Landlord’s books and records reveals an overpayment by Tenant, Landlord shall credit the overpayment to the next due installments of Insurance Premiums or, if this Lease has terminated, and subject to the above provisions of this Section 3.7 (d), Landlord shall refund such overpayment directly to Tenant. Tenant acknowledges that Landlord’s books and records are confidential and proprietary in nature and that Landlord shall be damaged if such books and records became public. Therefore, Tenant agrees to keep such books and records in strict confidence and not to publish or disseminate the same and any information therein without Landlord’s prior approval.

(e) Estimate of Insurance Premiums. Notwithstanding the terms of Section 3.7(d), to the contrary, Landlord shall have the right to reasonably estimate the Insurance Premiums payable by Tenant hereunder for each Lease Year. Upon Landlord’s or Agent’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Lease Year, an amount (the “Estimated Insurance Premiums”) equal to the estimate of the annual Insurance Premiums payable by Tenant hereunder divided by 12 (or the fractional portion of the Lease Year remaining at the time Landlord deliveries its notice of Estimated Insurance Premiums from Tenant for that Lease Year). If the aggregate amount of Estimated Insurance Premiums actually paid by Tenant during the Lease Year is less than Tenant’s actual ultimate liability for Insurance Premiums for that particular Lease Year, Tenant shall pay the deficiency within 30 days of Landlords’ written demand therefore. If the aggregate amount of Estimated Insurance Premiums actually paid by Tenant during a given Lease Year exceeds Tenant’s actual liability for such Lease Year, the excess shall be credited against the Estimated Insurance Premiums next due from Tenant during the immediately subsequent Lease Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then-applicable excess promptly after determination thereof. No interest shall be payable to Tenant on account of such payments of Estimated Insurance Premiums and such payments may be commingled.

3.5	Alterations.

(a) Tenant may, at its expense, make additions to and alterations of the Premises, and construct additional improvements (collectively, “Alterations”) without Landlord’s consent, provided that: (i) the fair market value, utility and useful life of the Premises shall not be reduced or lessened thereby, and (ii) such Alterations shall be expeditiously completed in a good and workmanlike manner, free and clear of liens and encumbrances, and in compliance with all applicable Legal Requirements and the requirements of all insurance policies required to be maintained by Tenant hereunder. No Material Alterations, as hereafter defined, shall be made unless Landlord’s prior written consent shall have been obtained, which consent shall not be unreasonably withheld, delayed or conditioned, unless an Event of Default shall have occurred and be continuing, in which case such consent may be withheld by Landlord in its sole discretion. “Material Alteration” is defined as work for which the Estimated Cost (defined hereinafter) is in excess of One Hundred Thousand and No/100 Dollars ($100,000.00). “Estimated Cost” is defined as the estimated cost of materials, construction and labor (not including architects, engineers or other professionals), as estimated by a licensed Architect, which estimate together with a complete description of the Material Alteration and all related work shall be delivered to, and such estimate and description reasonably approved by, Landlord before the commencement of any work (“Work”) hereunder. In addition, the Work shall be performed in each case subject to the following:

(i) All Work shall be commenced only after all required municipal and other governmental permits, authorizations and approvals shall have been obtained by Tenant, at its own cost and expense. Landlord will, on Tenant’s written request, promptly execute any documents necessary to be signed by Landlord to obtain any such permits, authorizations and approvals.

(ii) All Work shall be performed in a first-class workmanlike manner, and in accordance with all Legal Requirements, as well as any plans and specifications therefor which shall have been approved by Landlord as required hereunder. All Work shall be commenced and completed in a commercially reasonable manner, free and clear of all liens and at Tenant’s sole cost and expense.

(iii) Upon completion of any Work, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Work required by any governmental or quasi-governmental authority.

(iv) Except as may be expressly provided to the contrary hereunder with respect to Tenant’s Personal Property, all Alterations installed in and affixed to the Premises at any time during the Lease Term shall become the property of Landlord and shall remain upon and be surrendered with the Premises. Tenant shall immediately repair any damage to the Premises caused by its removal of any of Tenant’s Personal Property pursuant to the terms of this Section 8.3 herein.

ARTICLE 4

4.1	Assignment and Subletting.

(a) The following terms have the following meanings when used in this Section 4.1:

(i) “Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with Tenant.

(ii) “Assignment Documents” means

(A) a copy of an assignment and assumption of the Lease, in customary form, executed by Tenant and the assignee (where the assignee agrees, at a minimum, to pay and perform all Lease obligations arising from and after the assignment date),

(B) copies of organizational documents and resolutions, as the case may be, authorizing the execution and delivery of an assumption of this Lease by the assignee, and

(iii) “Control or “Controlling” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or membership interests, by contract or otherwise.

(iv) “Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.

(b) Tenant shall not assign this Lease, except in accordance with the requirements of this Section 4.1. For purposes of this Lease, a sale, transfer and/or assignment of the direct or indirect controlling ownership interests in Tenant (including a sale, transfer or assignment by the holders of controlling beneficial ownership interests in Tenant).

(c) Upon thirty (30) days prior written notice to Landlord, but without the consent of Landlord, Tenant shall have the right to assign this Lease to an Affiliate.

(d) If Tenant desires to assign this Lease to a person other than an Affiliate, then Tenant shall, not less than thirty (30) days prior to the effective date of such assignment, submit to Landlord a request for approval of such assignment, together with information regarding the following with respect to the proposed assignee, including: (A) management, (B) operating history, and (C) proposed use of the Premises. Landlord shall review such information and shall approve or disapprove the proposed assignment no later than the fifteenth (15) day following receipt of all such information. Such assignment shall be deemed approved if Landlord fails to notify Tenant of its approval or disapproval within such fifteen (15) day period.

(e) No assignment of this Lease to an assignee approved by Landlord under Subsection 4.1(d) of this Lease, shall be effective against Landlord until Landlord has received the applicable Assignment Documents, and Tenant agrees to forward the Assignment Documents to Landlord on or immediately following (no later than ten (10) days) the execution of any such assignment. No assignment of this Lease to any Person shall release the Tenant from any obligation under the Lease.

(f) So long as no Event of Default shall have occurred and be continuing, Tenant may, with no consent of Landlord being required or necessary, sublet all or a portion of the Premises (including, but not limited to, subleases to Affiliates) provided, however. (A) each such sublease shall expressly be made subject to the provisions hereof, (B) the term of any subletting shall not extend beyond the Lease Term, (C) each sublease shall terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease, (D) no sublease shall affect or reduce any obligation of the Tenant or right of the Landlord hereunder, and (E) all obligations of the Tenant hereunder shall continue in full force and effect as the obligations of a principal and not of a guarantor or surety, as though no subletting had been made.

(g) Upon the occurrence and during the continuance of an Event of Default, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Premises upon notice to Tenant and any subtenants and to collect such rents and sums of money and to apply the same to Rent as it becomes due and payable. Tenant shall not accept any rents under any sublease more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

(h) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease, without the prior written consent of Landlord, and any such mortgage, pledge or encumbrance made in violation of this Section 4.1 shall be void and of no force and effect.

(i) Landlord may sell or transfer the Premises at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”) subject to Tenant’s rights under this Lease. In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer and Third Party Purchaser agrees to assume all obligations of Landlord accruing under this Lease after the date of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations or reduce the rights of Tenant hereunder.

ARTICLE 5.

5.1	Conditional Limitations; Default Provisions.

(a) Any of the following occurrences or acts shall constitute an “event of default” under this Lease:

(i) if Tenant shall (1) fail to pay any Rent within five (5) days after receipt of written notice from Landlord that such Rent was not paid on the due date, or Tenant fails to pay any other sum due hereunder within ten (10) business days after receipt of written notice from Landlord that such charges are delinquent, or (2) Tenant fails to observe or perform any provision hereof not described in this Section 5.1(a) and such failure shall continue for thirty (30) days after notice to Tenant of such failure (provided, that in the case of any such failure which is capable of being cured but cannot be cured by the payment of money and cannot with diligence be cured within such 30-day period, if Tenant shall commence promptly to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such failure may be cured shall be extended for such period as is necessary to complete the curing thereof with diligence); or

(ii) if Tenant (or any Guarantor) shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state law, or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Tenant as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Tenant shall consent to or acquiesce in the filing thereof or such petition or answer shall not be discharged or denied within ninety (90) days after the filing thereof; or

(iii) if a receiver, trustee or liquidator of Tenant (or any Guarantor) or of all or substantially all of the assets of Tenant (or such Guarantor) or Tenant’s estate in the Premises shall be appointed in any proceeding brought by Tenant, or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Tenant and shall not be discharged within ninety (90) days after such appointment, or if Tenant (or a Guarantor) shall consent to or acquiesce in such appointment; or

(iv) If Tenant assigns this Lease in violation of the terms and conditions of this Lease.

(b) If an Event of Default shall have occurred and be continuing Landlord may, in addition to other rights granted to Landlord hereunder, give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice, which such date shall not be less than thirty (30) days after the giving of such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Premises to Landlord in accordance with Section 8.3. If Tenant does not so surrender and deliver possession of the Premises, Landlord may re-enter and repossess the Premises by any available legal process. Landlord shall be under no liability for or by reason of any such entry, repossession or removal.

(c) If this Lease is terminated pursuant to Section 5.1(b), Landlord shall have the right to peaceably re-enter and repossess the Premises only after instituting legal proceedings as a condition to such re-entry and repossession. Landlord and its agents, employees and representatives shall defend, indemnify and hold Tenant harmless from and against any and all claims resulting from such party’s negligence or willful misconduct in connection with the exercise of Landlord’s rights pursuant to this Section 5.1(c).

(d) If an Event of Default shall have occurred and be continuing Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Premises by summary proceeding, ejectment or other legal proceeding without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant and without terminating this Lease. After repossession of the Premises pursuant hereto, Landlord shall have the right to re-let any of the Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its reasonable discretion (and subject to the requirements of Section 5.1(f) herein) may determine, and collect and receive any rents payable by reason of such re-letting. Landlord may make such Alterations in connection with such re-letting as it may deem advisable in its sole discretion.

(e) Notwithstanding anything contained in this Lease to the contrary, Landlord shall mitigate damages by making reasonable efforts to re-let the Premises in the event that Tenant’s possession is terminated prior to the expiration of the Term. In addition, if the Premises is re-let and Landlord is compensated for any portion of the Rent, Additional Rent and the reasonable and customary costs of re-letting the Premises, then Landlord’s damages shall be adjusted accordingly. If any law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such law.

(f) In the event of any expiration or termination of the term of this Lease or re-entry or repossession of the Premises in accordance with the requirements hereof (whether or not the Lease is terminated) by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord all Rent required to be paid by Tenant through the date of such expiration, termination, re-entry or repossession; and thereafter, Tenant shall, until the end of what would have been the term of this Lease in the absence of such expiration, termination, re-entry or repossession, continue to be liable to Landlord for, and shall pay to Landlord when due: (i) all Rent which would be payable under this Lease by Tenant in the absence of any such expiration, termination, re-entry or repossession, less (ii) the net proceeds, if any, of any re-letting effected for the account of Tenant, after deducting from such proceeds the following (the “Re-Letting Costs”): all necessary and customary expenses of Landlord actually incurred in connection with such re-letting (including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses, alteration costs and expenses of preparation for such re- letting). Tenant shall pay such Rent on the dates on which such Rent would be payable under this Lease in the absence of such expiration, termination, re-entry or repossession, and Landlord shall be entitled to recover the same from Tenant on each such date.

(g) At any time after any expiration or termination of the Lease Term or re entry or repossession of the Premises in accordance with the requirements hereof by reason of the occurrence of an Event of Default, Landlord shall be entitled to recover damages from Tenant, and Tenant shall pay to Landlord on demand, an amount as actual and final damages equal to the sum of (A) the excess, if any, of (i) the aggregate of all Basic Rent and Additional Rent, in each case from the date of such demand (or, if applicable, the date to which Tenant shall have satisfied in full its obligations under Section 5.1(f) to pay Rent as it becomes due) for what would be the then-unexpired Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal, discounted to Present Value, over (b) the then fair rental value of the Premises (taking into account any proceeds received or to be received from any re-letting of all or a portion of the Premises for any portion of what would be the then unexpired Lease term), discounted to Present Value for the same period, plus (B) all Re-Letting Costs. If any law shall limit the amount of damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such law. For the purpose of this Section 5.1(g), the “Present Value” of any amount shall mean such amount discounted monthly to present value (discounted at the prime rate).

(h) Notwithstanding anything contained in this Lease to the contrary, in exercising its rights under Sections 5.1(f) and/or 5.1(g), Landlord shall not be entitled to recover damages that are duplicative.

5.2	Additional Rights of Landlord.

(a) No right or remedy of Landlord under this Lease shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing at law or equity. Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by Landlord of any Basic Rent or Additional Rent with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless made in writing duly executed by Landlord. Landlord shall be entitled to seek to obtain injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof, or to any other remedy allowed to Landlord by law or equity.

(b) No termination of this Lease, repossession or re-letting of the Premises, exercise of any remedy or collection of any damages pursuant to this Article shall relieve Tenant of any indemnification obligations pursuant to this Lease.

(c) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any monetary obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

5.3 Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently completes the required action within a reasonable time. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder, except pursuant to a final order of a court of competent jurisdiction.

ARTICLE 6.

6.1 Notices and Other Instruments. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (i) certified or registered United States mail, postage prepaid, return receipt requested, or (ii) expedited prepaid delivery service, either overnight delivery service of a nationally recognized courier, commercial or United States Postal Service, with proof of attempted delivery, addressed as follows:

If to Landlord:	Guion Road Venture, LLC c/o Bradley Associates 111 E. Wacker Drive, 9th Floor Chicago, IL 60601

with copy to:	Alan S. Levin, Esq. Alan S. Levin & Assoc., Ltd. 205 W. Randolph, Suite 1030 Chicago, IL 60606

If to Tenant:	North America Packaging Corporation Attn: Danny Byrne 4101 Lake Boone Trail Suite 201 Raleigh, NC 27607

with copy to:	North America Packaging Corporation Attn: Gary Turner 6405 Guion Road Indianapolis, IN 46254

and a copy to:	North America Packaging Corporation c/o BWAY Corporation Attn: Kevin Kern 8607 Roberts Drive Suite 250 Atlanta, GA 30350

Such address may be changed by any party in a written notice to the other parties hereto in the manner provided for in this Section. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

6.2 Estoppel Certificates. Subordination. Non-Disturbance and Attornment: Financial Information.

(a) Tenant shall at any time and from time to time during, the term of this Lease within not less than twenty (20) days after Tenant’s receipt of written request by Landlord, execute, acknowledge and deliver to Landlord or to any prospective purchaser, assignee or mortgagee or third party designated by Landlord, a certificate stating that to the best of Tenant’s knowledge: (i) that this Lease is unmodified and in force and effect (or if there have been modifications, that this Lease is in force and effect as modified, and identifying the modification agreements); (ii) the date to which Basic Rent has been paid; (iii) whether there is any existing default by the Tenant in the payment of Basic Rent, whether, to Tenant’s knowledge, there is an existing default by the Tenant in the payment of any Additional Rent beyond any applicable grace period, and whether there is any other existing default by either party hereto, and, if there is any such default, specifying the nature and extent thereof, and the actions taken to cure such default; (iv) whether there are any actions or proceedings pending against the Premises before any governmental authority to condemn the Premises or any portion thereof or any interest therein and whether, to the knowledge of Tenant, any such actions or proceedings have been threatened, (v) whether there exists any material unrepaired damage to the Premises from fire or other casualty; and (vi) whether, to the knowledge of Tenant, there is any existing default by

Landlord under this Lease. Any such certificate may be relied upon by any actual or prospective mortgagee or purchaser of the Premises.

(b) Tenant will deliver to Landlord, within 120 days after the end of each fiscal year of Tenant, copies of: a balance sheet of Tenant as at the end of such year and a statement of income and expenses of Tenant for such year certified as accurate by an officer of Tenant, the foregoing financial statements all being prepared in accordance with GAAP, consistently applied; and

(c) Upon request of Landlord, and subject to the concurrent compliance with the provisions of Section 6.2(d) below, this Lease shall be subject and subordinate to any Mortgage now or at any time hereafter in force against the Premises (or any portion thereof) and to all advances made or to be made upon the security thereof, and Tenant shall enter into an agreement with such Lender pursuant to which Tenant shall agree that in the event that any such Lender, or any purchaser at a foreclosure sale, shall acquire title to the Premises, Tenant shall attorn to such Lender or such purchaser, as the case may be, as its new Landlord and this Lease shall continue as a direct lease between Tenant and such Lender or purchaser, as the case may be, with respect to the Premises upon the terms and conditions set forth herein.

(d) Upon receipt of a request from Landlord at any time during the Term for the agreement described in Section 6.2(c) above and on the Effective Date, Landlord shall deliver a non-disturbance and attornment agreement in form and substance acceptable to Tenant executed by such Lender which shall provide that unless an Event of Default then exists and is continuing under this Lease, Lender shall not join Tenant as a defendant in any action to foreclose upon the interest of Landlord in the Premises and, upon the Lender’s foreclosure of Landlord’s interest in the Premises by judicial proceedings or otherwise, such Lender shall not seek to terminate this Lease or Tenant’s interest in the Premises, provided, that. Tenant, from and after the date of such succession, attorns to such Lender, pays to such Lender all items of Basic Rent and Additional Rent accruing and other items accruing from and after such date and otherwise remains in compliance with all other terms and provisions of this Lease and provided that any such agreements memorializing such attornment obligation shall not increase the liabilities and obligations of Tenant hereunder and such Lender shall acknowledge therein Tenant’s rights as a Tenant hereunder. In the event that Tenant shall execute a separate document for the benefit of a Lender relating to subordination, attornment or non-disturbance, such document shall control to the extent that it conflicts with the provisions of this Section 6.2(d).

(e) Landlord shall at any time and from time to time during, the term of this Lease within not less than thirty (30) days after Landlord’s receipt of written request by Tenant, execute, acknowledge and deliver to Tenant or to any third party designated by Tenant, a certificate stating: (i) that this Lease is unmodified and in force and effect (or if there have been modifications, that this Lease is in force and effect as modified, and identifying the modification agreements); (ii) the date to which Basic Rent has been paid; (iii) whether there is any existing default by the Tenant in the payment of Basic Rent; (iv) whether there is an existing default by the Tenant in the payment of any Additional Rent beyond any applicable grace period; and (v) whether there is any other existing default by either party hereto, and, if there is any such default, specifying the nature and extent thereof, and the actions taken to cure such default.

ARTICLE 7.

7.1	Environmental Matters.

(a) As used herein, the following terms have the following meanings:

“Environmental Claim” shall mean any claim, action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release into the environment, of any Hazardous Substance at the Premises or (B) circumstances forming the basis of any Environmental Violation.

“Environmental Law” shall mean whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local law.

“Environmental Violation” shall mean (i) any Release of any Hazardous Substance in violation of applicable Environmental Law or in excess of the respective reportable quantity established under applicable Environmental Law, any Federal, state or local government for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (ii) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Premises in violation of any Environmental Law or in excess of the respective reportable quantity established under applicable Environmental Law, (iii) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of applicable Environmental Laws, or (iv) any violation of or noncompliance with applicable Environmental Law.

“Governmental Authority” shall mean any federal, state, regional or local government or political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is regulated under any Environmental Law as being toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety. Hazardous Substances include, without limitation, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, microbial matter (including but not limited to mold, mildew and other fungi or bacterial matter which reproduces through the release of spores or the splitting of cells), urea formaldehyde foam insulation, lead and polychlorinated biphenyls in concentrations or conditions that cause such materials or substances to be regulated by Environmental Laws.

“Release” shall mean any direct or indirect releasing, spilling, leaking, leaching, disposing, pumping, pouring, emitting, emptying, treating, or dumping of Hazardous Substances at, into, onto or emanating or migrating from the Premises or the threat thereof, regardless of whether the result of an intentional or unintentional action or omission.

“USEPA” means the United States Environmental Protection Agency.

(b) Tenant covenants that during the Lease Term; (i) Tenant’s operations shall comply, with all Environmental Laws applicable to the Premises, (ii) Tenant shall prohibit the use of the Premises for the storage or handling of any Hazardous Substance (other than in connection with the Permitted Use and maintenance of the Premises and in commercially reasonable quantities as a consumer thereof, subject to, in any event, compliance with Environmental Laws), and (iii) Tenant shall not install or permit the installation on the Premises of any underground storage tanks. Tenant shall not at any time during the Term (i) cause or permit any Environmental Violation. (ii) permit any sublessee, assignee or other Person occupying the Premises under or through Tenant to cause or permit any Environmental Violation, and (iii) without the prior written consent of Landlord, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof. (c) If any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (collectively, the “Remedial Work”) is required on the Premises pursuant to an order or directive of any Governmental Authority or under any applicable Environmental Law, because of or in connection with the presence, suspected presence, Release, or suspected Release of a Hazardous Substance into the air, soil, ground water, surface water, or soil vapor on, under or emanating from the Premises or any portion thereof, which such Release resulted from Tenant’s use and occupancy of the Premises and which occurred during the Term, Tenant shall (at Tenant’s sole cost and expense), or shall cause such responsible third parties to, promptly commence and diligently prosecute to completion all such Remedial Work.

(d) Upon reasonable prior written notice, Landlord shall have the right at all reasonable times , except to the extent such access is limited by applicable law, to enter upon and inspect all or any portion of the Premises, provided that such inspections shall not unreasonably interfere with the Permitted Use. Landlord, at its sole cost and expense, may retain an environmental consultant to conduct and prepare reports of such inspections. The inspection rights granted to Landlord in this Section shall be in addition to, and not in limitation of, any other inspection rights granted to Landlord in this Lease, and shall expressly include the right to conduct, at Landlord’s sole cost and expense, soil borings and other customary environmental tests, assessments and audits in compliance with applicable Legal Requirements; provided, that, Landlord, as applicable, shall cause to be repaired any damage caused by such borings, tests, assessments or audits and Landlord shall defend, indemnify and hold Tenant harmless from and against any claims for damages resulting from the acts or omissions of Landlord or its agents, representatives and employees in connection the exercise of Landlord’s rights under this Section 7.1(d). Any and all reports prepared for or by Landlord with respect to the Premises shall be at Landlord’s sole cost and expense.

(e) To the extent that Tenant has knowledge thereof, Tenant shall promptly provide notice to Landlord of:

(i) any proceeding or investigation commenced or threatened in writing by any Governmental Authority with respect to the presence of any Hazardous Substance on, under or emanating from the Premises during the Term;

(ii) all claims made or any lawsuit or other legal action or proceeding brought on or after lease commencement by any Person against (A) Tenant or Landlord or the Premises or any portion thereof, or (B) any other party occupying the Premises or any portion thereof, in any such case relating to any loss or injury allegedly resulting from any Hazardous Substance or relating to any Environmental Violation;

(iii) the discovery of any occurrence or condition on the Premises that constitutes an Environmental Violation; and

(iv) the commencement and completion of any Remedial Work.

(f) After the Effective Date, the Tenant shall be, and is hereby, designated the party (as between Landlord and Tenant) responsible to comply with the requirements of this Article 7. Any assignee or subtenant of Tenant, by entering into such assignment or sublease, and/or by entering into possession of the Premises, does hereby acknowledge that they shall be the party responsible, jointly and severally with Tenant under the provisions of Article 7 of this Lease.

(g) If applicable, prior to termination of the Lease it shall be the obligation of Tenant to deactivate any identification number, permit, license, etc. issued by the USEPA or any other federal, state or local entity dealing with the generation, treatment, storage or disposal of any Hazardous Substance on or at the Premises and to comply with any concomitant notification requirements pursuant to Environmental Laws dealing with Hazardous Substances generated, stored or used at the Premises.

(h) In the event there shall be filed a lien against the Premises arising out of a claim(s) by Governmental Authorities, resulting from Tenant’s use of or operations at the Premises, Tenant shall immediately either: (i) pay the claim and remove the lien from the

Premises; or (ii) furnish a bond, cash receipt or other security satisfactory to the Landlord sufficient to discharge the claim out of which the lien arises.

7.2 Environmental Indemnity. Tenant agrees to indemnify, defend, and hold harmless the Indemnified Parties for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative and similar costs of the Indemnified Parties), asserted against, resulting to, imposed on, or incurred by the Indemnified Parties, directly or indirectly, in connection with any of the following, but only if such events or circumstances giving rise to such claims or losses occurred during the Term and were caused by Tenant’s use of or operations at the Premises;

(a) any Environmental Violation, or any claim relating to Hazardous Substances, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit, (B) damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (C) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (D) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity;

(b) any Remedial Work required to be performed pursuant to any Environmental Law or the terms hereof; or

(c) the breach of any environmental representation, warranty or covenant set forth in this Lease. The indemnification set forth in this Section 7.2 shall not apply to the extent that any of the events, circumstances or conditions set forth in this Section 7.2 (including, without limitation, any such events, circumstances or conditions that caused or resulted in an Environmental Claim, an Environmental Violation or the Release of Hazardous Substances on, in or at the Premises): (i) occurred on or prior to the Effective Date or (ii) resulted from or relate in any way to the acts of any Indemnified Parties constituting gross negligence or willful misconduct.

The indemnity obligations set forth in this Section 7.2 shall survive any expiration or termination of this Lease for a period of one (1) year.

7.3 Remediation/Compliance Standards; Tenant’s Right to Contest; Declaration of Environmental Restrictions. Notwithstanding anything contained in this Article 7 to the contrary: (i) Tenant shall only be responsible to investigate and remediate contamination or to conduct Remedial Work at the Premises in the most cost effective manner possible (but in all cases consistent with applicable Environmental Laws) under the circumstances (including, without limitation, through the use of engineering or institutional controls, or groundwater classification exception areas or well restriction areas), and to pay the related filing fees and post the related remediation funding source; (ii) given the industrial and commercial use of the Premises, the obligation of Tenant to remediate contamination or to conduct Remedial Work at the Premises hereunder shall be consistent with non-residential use scenarios and/or non-residential cleanup standards (as opposed to residential use scenarios or residential cleanup standards); (iii) at no expense to Tenant, Landlord shall promptly provide all information requested by Tenant or governmental authorities (to the extent in Landlord’s possession and without Landlord being required to undertake any third party investigations) with respect to Tenant fulfilling Tenant’s obligations under this paragraph, and shall promptly sign such affidavits, submissions, and other documents requested by Tenant or Governmental Authorities and (iv) Tenant shall have the right to dispute or contest any request, demand or order issued by any Governmental Authority concerning Tenant’s or the Premises’ compliance with Environmental Laws or the conditions or limitations concerning Remedial Work.

ARTICLE 8.

8.1 No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate as well as the fee estate in the Premises or any interest in such fee estate.

8.2 Holdover. If the Tenant shall continue to occupy the Premises after the Expiration Date or earlier termination of this Lease, then Tenant shall be deemed to be a holdover tenant, the tenancy of which shall be from month to month upon the same provisions and conditions set forth in this Lease, except that Basic Rent for the first six (6) months of the holdover period shall be an amount equal to one hundred twenty-five percent (125%) of the Basic Rent in effect immediately prior to the holdover period. The Basic Rent for any holdover period thereafter shall be an amount equal to two hundred percent (200%) of the Basic Rent in effect immediately prior to the holdover period. This Section 8.2 does not amount to a waiver of the Landlord’s right of reentry or any other right granted under Article 5 and shall not constitute a consent to any holdover by Tenant.

8.3 Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in the condition in which the Premises were received from Landlord on the Effective Date, except as repaired, rebuilt, restored, altered or added to as permitted or required hereby and except for ordinary wear and tear, casualty and condemnation excepted. Tenant shall remove from the Premises on or prior to such expiration or termination all property situated thereon which is not owned by Landlord and shall repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may cause such property to be removed from the Premises and disposed of, but the actual cost of any such removal and disposition and of repairing any damage caused by such removal shall be borne by Tenant. However, notwithstanding the foregoing, Landlord shall be allowed (and Tenant hereby grants to Landlord the option) to purchase such Tenant’s Personal Property from Tenant for an amount equal to the fair market value of Tenant’s Personal Property; provided, however, that such option shall only be exercisable by Landlord in the event that Tenant has not removed such Personal Property within thirty (30) days following the expiration or termination of the Lease. Tenant’s Personal Property shall only be deemed to be retained by Landlord if Landlord specifically elects to retain the same by written notice to Tenant. The fair market value of the Tenant’s Personal Property shall be determined by the mutual agreement of Landlord and Tenant, and if the parties cannot agree, by appraisal by an unrelated third-party appraiser.

8.4 Severability; Binding Effect. Each provision hereof shall be separate and independent and the breach of any provision by Landlord shall not discharge or relieve Tenant from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. All provisions contained in this Lease shall be binding upon, inure to the benefit of, and be enforceable by, the successors and assigns of Landlord to the same extent as if each such successor and assign were named as a party hereto. All provisions contained in this Lease shall be binding upon the successors and assigns of Tenant and shall inure to the benefit of and be enforceable by the permitted successors and assigns of Tenant in each case to the same extent as if each such successor and assign were named as a party hereto.

8.5 Table of Contents and Headings. The table of contents and the headings of the various Sections and Schedules of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Lease.

8.6 Counterparts. This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument), and shall have been delivered by each of the parties to each other.

8.7 No Waiver, Amendments. No failure, delay, forbearance or indulgence on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, or as an acquiescence in any breach, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No term or provision hereof may be amended, changed, waived, discharged or terminated orally, but only by an instrument signed by the party against whom enforcement thereof is sought.

8.8 No Brokers/Advisors. Landlord and Tenant each represent and warrant to one another that it has not dealt with any broker in connection with the leasing of the Premises, and hereby defend, indemnify and hold one another harmless from and against any claims of brokers claiming through it, except that acknowledges that pursuant to separate agreement, Landlord agrees to pay a certain commission to UGL Equis Corporation (“Equis”).

8.9 Governing Law. This Lease and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Indiana. The parties agree to the jurisdiction and venue of the United States District Court for the District of Indiana (the “Applicable Court”). The parties appoint the persons identified in Section 6.1 herein as agent to receive service of process, writs, notices, summonses, or other legal documents in any suit, action or proceeding which the parties may commence against one another. Where permitted by law or court rule of the Applicable Court, the parties consent to service of such process by United States mail, in the manner specified in the applicable law or court rule.

8.10 Waiver of Jury Trial. LANDLORD AND TENANT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LEASE.

8.11 Conveyance by Landlord. The word “Landlord” as used in this Lease means only the owner for the time being of the Premises, so that, if there is a transfer of an owner’s interest, the transferor shall be and hereby is entirely freed and relieved of all covenants and obligations of the Landlord hereunder, except any obligations which accrued prior to the date of transfer, and it shall be deemed and construed, without further agreement between the parties or between the parties and the transferee of the Premises, that the transferee has assumed and has agreed to carry out any and all of the Landlord’s covenants and obligation hereunder from and after the date of transfer.

8.12 Relationship of the Parties. Nothing contained in this Lease shall be construed in any manner to create any relationship between the Landlord and the Tenant other than the relationship of landlord and tenant. Without limitation, the Landlord and the Tenant shall not be considered partners or co-venturers for any purpose on account of this Lease.

8.13 Representation by Counsel. The Tenant and the Landlord each acknowledge that it was represented by counsel in connection with the negotiation and execution to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease.

8.14 True Lease. This Lease is intended as, and shall constitute, an agreement of lease, and nothing herein shall be construed as conveying to the Tenant any right, title or interest in or to the Premises nor to any remainder or reversionary estates in the Premises held by any Person, except, in each instance, as a Tenant. Under no circumstances shall this Lease be regarded as an assignment of all of Landlord’s interests in and to the Premises; instead Landlord and Tenant shall have the relationship between them of landlord and tenant, pursuant to the provisions of this Lease.

8.15 Landlord’s Liability. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that (a) there shall be absolutely no personal liability on the part of Landlord, its successors or assigns and the trustees, members, partners, shareholders, officers, directors, employees and agents of Landlord and its successors or assigns, to Tenant with respect to any of the terms, covenants and conditions of this Lease, (b) Tenant waives all claims, demands and causes of action against the trustees, members, partners, shareholders, officers, directors, employees and agents of Landlord and its successors or assigns in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, and (c) Tenant shall look solely to Landlord’s interest in the Premises for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, or any other matter in connection with this Lease or the Premises, such exculpation of liability to be absolute and without any exception whatsoever.

8.16 Other Documents. Each of the Parties agrees to sign such other and further documents as may be reasonably necessary or appropriate to carry out the intentions expressed in this Lease.

8.17	Security Deposit.

(a) Landlord shall retain existing security deposit as security (“Security Deposit”) for the full and faithful performance of every provision of this Lease to be performed by Tenant. Upon the occurrence of a continuing Event of Default, including, but not limited to, the provisions relating to the payment of Rent, Landlord may use, apply or retain any part or all of the Security Deposit for the payment of any Rent, Landlord may use, apply or retain any part or all of the Security Deposit for the payment of any Rent or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of an Event of Default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason on an Event of Default. If any portion of said Security Deposit is to be used or applied, Tenant shall, within five (5) days after written demand therefore, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its required amount, and Tenant’s failure to do so shall be an Event of Default under this Lease. Landlord shall not be required to keep said Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on any Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, said Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease and Tenant’s vacation of the Premises.

(b) Tenant hereby agrees not to look to any mortgagee as mortgagee, mortgagee-in- possession or successor in title to the Premises for accountability for any Security Deposit required by Landlord hereunder, unless said sums have actually been received by said mortgagee as security for Tenant’s or Landlord’s performance of this Lease. Landlord shall deliver the funds deposited hereunder by Tenant to the purchaser of Landlord’s interest in the Premises, in the event that such interest is sold, and upon such delivery, such purchaser or assignor shall be deemed to have agreed to hold such funds in accordance with and subject to the terms and condition of Section 8.17 hereof, and Landlord shall be discharged from any further liability with respect to the Security Deposit.

8.18 Attorney Fees. If any legal action is brought by Landlord or Tenant because of an alleged breach, default, or misrepresentation by the other party in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action, in addition to any other relief to which that party may be entitled hereunder.

8.19 Limitation on Liability; No Consequential Damages. Notwithstanding anything contained herein to the contrary, in no event shall Landlord or Tenant be liable under this Lease for exemplary, special, punitive or consequential damages (including, without limitation, lost profits), even in the event of the fault, negligence (in whole or in part), strict liability, breach of contract or otherwise of Landlord or Tenant.

8.20 Signage. Tenant may, at its own expense, erect a sign concerning the business of Tenant. All signage in or about the Premises shall be in compliance with the any applicable Legal Requirements. Tenant agrees to maintain any sign in good state of repair, and upon expiration of the Term, Tenant agrees to promptly remove such signs and repair any damage to the Leased Premises if requested in writing by Landlord.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.

LANDLORD:

GUION ROAD VENTURE, LLC, a Delaware limited liability company

By:	/s/ Sherwin Jarol
Sherwin Jarol, Manager

TENANT:

NORTH AMERICA PACKAGING CORPORATION, a Delaware corporation

By:	/s/ Kevin C. Kern
	Name:	Kevin C. Kern
	Its:	VP + Treasurer

SCHEDULE A

DESCRIPTION OF PREMISES

Legal Description of Land

Parcel 1:

Part of the Northwest Quarter of Section 5, Township 16 North, Range 3 East of the Second Principal Meridian in Pike Township, Marion County, Indiana, described as follows:

Commencing at the Southwest corner of the Northwest Quarter of Section 5, Township 16 North, Range 3 East; thence North 89 degrees 58 minutes 45 seconds East (assumed bearing) on the South line of said Northwest Quarter 1180.87 feet measured (1178 feet by historic deed) to the centerline of Guion Road as now located and improved; thence North 03 degrees 09 minutes 45 seconds East on the centerline of said Guion Road 1141.40 feet to a point of deflection to the right of said centerline; thence North 05 degrees 49 minutes 10 seconds East on said centerline 110.07 feet; thence North 89 degrees 37 minutes 20 seconds East 476.93 feet to the place of beginning of the within described real estate; thence continuing North 89 degrees 37 minutes 20 seconds East 458.48 feet to the Westerly right-of-way line of the Cleveland, Cincinnati, Chicago and St. Louis Railroad; thence South 18 degrees 20 minutes 15 seconds East on said Westerly right-of-way line 245.09 feet to the point of curvature of a curve to the right, the radius point of which lies 5679.70 feet South 71 degrees 39 minutes 45 seconds West from said point of curvature; thence Southeasterly, curving to the right on said right-of-way line, an arc distance of 155.89 feet to the Northeasterly corner of real estate described in a deed recorded as Instrument No. 74-6811 in the Office of the Recorder of Marion County, Indiana; thence South 89 degrees 58 minutes 45 seconds West on said Northerly line and measured parallel with the South line of said Northwest Quarter a distance of 580.09 feet to a point that is 505.27 feet North 89 degrees 58 minutes 45 seconds East of a point on the centerline of Guion Road that is 875.00 feet North 03 degrees 09 minutes 45 seconds East of the South line of said Northwest Quarter; thence North 00 degrees 22 minutes 40 seconds West 378.47 feet to the place of beginning, containing 4.538 acres, more or less.

Parcel 2:

Non-exclusive Access Easement for ingress and egress created by Access Easement Agreement dated November 27,2002 and recorded December 9, 2002 as Instrument No. 2002-239393.

Parcel No.: 6003254

Property Address: 6045-6051 Guion Road, Indianapolis, IN

SCHEDULE A-l

PERMITTED EXCEPTIONS

1. Rights of North American Packaging Corp., as tenant under unrecorded lease dated November 1, 1999.

2. Pipeline Easement granted to the Buckeye Pipe Line Company by instrument dated April 25,1949 and recorded June 4,1949 in Deed Record 1339, Instrument No. 32248 and by instrument dated March 19,1949 arid recorded May 13,1949 in Deed Record 1337, page 429. Assigned to Buckeye Pipe Line Company by Assignment of Rights of Way dated June 1,1965 and recorded April 13,1967 as Instrument No. 67-14855. Modified by Partial Release and Agreement dated March 5,1976 and recorded March 18,1976 as Instrument No. 76-14116.

3. Pipe Line Easement granted to Standard Oil Company by instrument recorded in Deed Record 1071, page 151. Assigned to American Oil Company by Assignment of Rights of Way dated December 31, 1960 and recorded in Deed Record 1852, page 590. Modified by Partial Release recorded August 14,1964 as Instrument No. 64-40951.

4. Railroad Easements as set out in Agreement dated July 10, 1973 and recorded July 11, 1973 as Instrument No. 73-44113, and modified by Partial Release dated November 16, 1995 and recorded July 5, 1996 as Instrument No. 96-91992.

5. Transmission Line Easement granted to Indianapolis Power & Light Company by instrument recorded September 23, 1969 as Instrument No. 69-49994.

6. Utility Easement granted to Indiana Bell Telephone Company, incorporated by instrument dated October 15, 1975 and recorded December 3, 1975 as instrument No. 75-67607.

7. Right of Way and Easement Agreement between Carlyle/FR Investors, LLC and Williams Communications, Inc., dated May 23,2000 and recorded July 20,2000 as Instrument No. 2000-114117.

8. Terms and provisions of Access Easement Agreement by and between First Industrial Development Services, Inc. and First Industrial, L.P., dated November 27, 2002 and recorded December 9, 2002 as Instrument No. 2002-239393. (Parcel II) Said Agreement has been assigned based on a Notice of Assignment of Access Easement Agreement dated December 23, 2002 and recorded January 8, 2003 as Instrument No. 2003-0004799.

9. Mortgage Dated: December 27, 2002; Recorded: January 8, 2003 as Instrument No.: 2003- 0004800.

ADDENDUM TO INDUSTRIAL BUILDING LEASE

(SINGLE TENANT)

(6045-6047 GUION ROAD, INDIANAPOLIS, INDIANA)

This Addendum (“Addendum”) dated as of this      day of February 2009, is made by and among Guion Road Venture, LLC (“Landlord” or “Guion”) and North America Packaging Corporation (“Tenant” or “NAMPAC”).

Recitals

A. Guion and NAMPAC are the current Landlord and Tenant under that First Industrial, L.P. Standard Form Industrial Building Lease (Single Tenant) dated November 1, 1999 (the “Lease”) pursuant to which Landlord leases to Tenant certain real property known as 6045-6047 Guion Road, Indianapolis, Indiana (the “Premises”), as more particularly described in the Lease.

B. Landlord and Tenant desire to amend the Lease on the terms set forth below:

Now, Therefore, in consideration of the premises, the parties agree as follows:

1. Amendment of Section 11. Alterations.

The following is added to Section 11:

“11.4 Improvement Allowance. Landlord agrees to provide Tenant with a tenant improvement allowance for improvements to the Premises (“Allowance”) in the sum of One Hundred Thousand and no/100 Dollars ($100,000.00) to be paid by Landlord to Tenant upon the following terms and conditions:

(a) Allowance shall be utilized by Tenant to make or construct improvements to the Premises (the “Construction”);

(b) Landlord hereby consents to Tenant’s demolition of the existing engineering lab located adjacent to the existing office space in the Premises, as more particularly depicted on the attached Exhibit “C” (the “Demo”). The Demo shall be performed in compliance with the below requirements (c-d) and shall be funded with the Allowance. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not be required to rebuild or recreate the space as it existed immediately prior to the Demo upon the expiration or earlier termination of this Lease;

(c) The Construction shall be completed in a good and workmanlike manner free and clear of all liens and encumbrances and in compliance with applicable Building Codes;

(d) Construction shall be commenced only after all required governmental permits, authorizations and approvals have been obtained by Tenant;

(e) Tenant shall thereafter be entitled to payment of the Allowance to the extent of the cost of Construction as certified to Landlord by Tenant’s architect; and

(f) Landlord shall then pay the amount thereof to Tenant within thirty (30) days after written request by Tenant and subject to compliance with the above terms and conditions.”

2. Ratification of Lease. This Lease, as amended, by this Addendum, is hereby ratified and confirmed by Landlord and Tenant.

In Witness Whereof, the parties have executed this Agreement of the day and year first above written.

Landlord:
Guion Road Venture LLC, a Delaware limited liability company

By:	/s/ Sherwin Jarol
Sherwin Jarol, Manager

Tenant:
North America Packaging Corporation, a Delaware corporation

By:	/s/ Kevin C. Kern
	Name:	Kevin C. Kern
	Its:	VP + Treasurer

EXHIBIT “C”

EXHIBIT "C"

S
SOUTH WAREHOUSE
RISER #2
AUX PACKING & PRINT
RISER #5
RISER #6